Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use in this Amendment No. 3 to Registration Statement No. 333-147543 of (i) our report dated March 7, 2008 related to the financial statements of the Underlying Properties and (ii) our report dated March 7, 2008 related to the statement of assets and trust corpus of Whiting USA Trust I, appearing in the Prospectus, which is part of this Registration Statement and to the reference to us under the heading “Experts” in such Prospectus.
/s/ Deloitte & Touche LLP
Denver, Colorado
April 21, 2008